                                                                                                                   EXHIBIT 99.1
                                                      COMPENSATION AGREEMENT

                  Agreement dated as of the 13th day of September, 2000 by and between Sam M. Auriemma ("Optionee") and FileNET
Corporation, a Delaware corporation (the Corporation).

                                                       W I T N E S S E T H

                  WHEREAS,  Optionee  is to  provide  services  to the  Corporation,  and the  Corporation  wishes to provide an equity incentive to Optionee to provide such services.

                  NOW, THEREFORE, in consideration of the above premises, the parties hereto agree as follows:

1.       On  September 13, 2000 Optionee was granted an option to acquire 140,000 shares of the  Corporation's  Common Stock (the
Option) under the terms and conditions set forth in the Stock Option Agreement, attached hereto as Exhibit A.

2.       Corporation  and  Optionee  acknowledge  and agree that the Option is granted as  compensation  for  services  and not for any capital-raising purposes or in connection with any capital-raising activities.

3.       This  agreement is intended to constitute a written  compensation  contract  within the meaning of Rule 701 of the
Securities Act of 1933, as amended.

4.       Nothing herein or in the Stock Option Agreement shall confer upon Optionee any right to continue in the  Corporation's employ or service for any period of specific  duration or interfere  with or otherwise  restrict in any way the rights of the
Corporation  or Optionee,  which rights are hereby expressly reserved by each party, to terminate  Optionee's service at any time for any reason,  with or without cause.

                  IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

OPTIONEE:                                     FILENET CORPORATION

Sam M. Auriemma                               By:

                                              Title:

                                                            EXHIBIT A

                                                      STOCK OPTION AGREEMENT